                                                                   EXHIBIT 10.27


                                      LEASE



Landlord:  HAYWARD POINT EDEN I LIMITED PARTNERSHIP

Tenant:    ARADIGM CORPORATION

Date:      July 1, 2000



                                TABLE OF CONTENTS


1.      PREMISES............................................................................       1
        1.1.    Premises....................................................................       1
        1.2.    Landlord's Reserved Rights..................................................       2

2.      TERM................................................................................       2
        2.1.    Term........................................................................       2
        2.2.    [Omitted.]..................................................................       2
        2.3.    Delay In Possession.........................................................       2
        2.4.    Construction................................................................       2
        2.5.    Acknowledgment Of Third Commencement Date...................................       4
        2.6.    Holding Over................................................................       4

3.      RENTAL..............................................................................       4
        3.1.    Minimum Rental; Additional Rent.............................................       4
        3.2.    Late Charge.................................................................       6

4.      TAXES...............................................................................       7
        4.1.    Personal Property...........................................................       7
        4.2.    Real Property...............................................................       7

5.      OPERATING EXPENSES..................................................................       7
        5.1.    Payment Of Operating Expenses...............................................       7
        5.2.    Definition Of Operating Expenses............................................       8
        5.3.    Determination Of Operating Expenses.........................................      10
        5.4.    Final Accounting For Lease Year.............................................      10
        5.5.    Proration...................................................................      11

6.      UTILITIES...........................................................................      11
        6.1.    Payment.....................................................................      11
        6.2.    Interruption................................................................      11

7.      ALTERATIONS.........................................................................      11
        7.1.    Right To Make Alterations...................................................      11
        7.2.    Title To Alterations........................................................      11
        7.3.    Tenant Fixtures.............................................................      12
        7.4.    No Liens....................................................................      12

8.      MAINTENANCE AND REPAIRS.............................................................      12
        8.1.    Landlord's Work.............................................................      12
        8.2.    Tenant's Obligation For Maintenance.........................................      13
                (a)     Good Order, Condition And Repair....................................      13
                (b)     Landlord's Remedy...................................................      13
                (c)     Condition Upon Surrender............................................      13

9.      USE OF PREMISES.....................................................................      13
        9.1.    Permitted Use...............................................................      13
        9.2.    Requirement Of Continued Use................................................      14
        9.3.    No Nuisance.................................................................      14
        9.4.    Compliance With Laws........................................................      14
        9.5.    Liquidation Sales...........................................................      14
        9.6.    Environmental Compliance....................................................      14
        9.7.    ADA/Title 24 Compliance.....................................................      16

10.     INSURANCE AND INDEMNITY.............................................................      16
        10.1.   Liability Insurance.........................................................      16
        10.2.   Quality Of Policies And Certificates........................................      17
        10.3.   Workers' Compensation.......................................................      17
        10.4.   Waiver Of Subrogation.......................................................      17
        10.5.   Increase In Premiums........................................................      17
        10.6.   Indemnification.............................................................      17
        10.7.   Blanket Policy..............................................................      18

11.     SUBLEASE AND ASSIGNMENT.............................................................      18
        11.1.   Assignment And Sublease Of Premises.........................................      18
        11.2.   Rights Of Landlord..........................................................      19

12.     RIGHT OF ENTRY AND QUIET ENJOYMENT..................................................      19
        12.1.   Right Of Entry..............................................................      19
        12.2.   Quiet Enjoyment.............................................................      19

13.     CASUALTY AND TAKING.................................................................      19
        13.1.   Termination Or Reconstruction...............................................      19
        13.2.   Tenant's Rights.............................................................      21
        13.3.   Lease To Remain In Effect...................................................      21
        13.4.   Reservation Of Compensation.................................................      21
        13.5.   Restoration Of Fixtures.....................................................      21

14.     DEFAULT.............................................................................      22
        14.1.   Events Of Default...........................................................      22
                (a)     Abandonment.........................................................      22
                (b)     Nonpayment..........................................................      22
                (c)     Other Obligations...................................................      22
                (d)     General Assignment..................................................      22
                (e)     Bankruptcy..........................................................      22
                (f)     Receivership........................................................      22
                (g)     Attachment..........................................................      22
                (h)     Insolvency..........................................................      22
                (i)     Cross-Default.......................................................      23
        14.2.   Remedies Upon Tenant's Default..............................................      23
        14.3.   Remedies Cumulative.........................................................      24

15.     SUBORDINATION, ATTORNMENT AND SALE..................................................      24
        15.1.   Subordination To Mortgage...................................................      24
        15.2.   Sale Of Landlord's Interest.................................................      25
        15.3.   Estoppel Certificates.......................................................      25
        15.4.   Subordination to CC&R's.....................................................      25

16.     SECURITY............................................................................      25
        16.1.   Deposit.....................................................................      25

17.     MISCELLANEOUS.......................................................................      26
        17.1.   Notices.....................................................................      26
        17.2.   Successors And Assigns......................................................      27
        17.3.   No Waiver...................................................................      27
        17.4.   Severability................................................................      27
        17.5.   Litigation Between Parties..................................................      28
        17.6.   Surrender...................................................................      28
        17.7.   Interpretation..............................................................      28
        17.8.   Entire Agreement............................................................      28
        17.9.   Governing Law...............................................................      28
        17.10.  No Partnership..............................................................      28
        17.11.  Financial Information.......................................................      28
        17.12.  Costs.......................................................................      29
        17.13.  Time........................................................................      29
        17.14.  Rules And Regulations.......................................................      29
        17.15.  Brokers.....................................................................      29
        17.16.  Memorandum Of Lease.........................................................      29
        17.17.  Corporate Authority.........................................................      29
        17.18.  Execution and Delivery......................................................      29
        17.19.  Stock Warrants..............................................................      29

EXHIBITS

A       Location of Premises

B       Real Property Description

C       Construction

D       Acknowledgment of Third Commencement Date

                                      LEASE


             THIS LEASE is made and entered into as of July 1, 2000, by and between HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord") and ARADIGM CORPORATION, a California corporation ("Tenant").


                          THE PARTIES AGREE AS FOLLOWS:


                                   1. PREMISES

        1.1. Premises.

             (a) Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the premises (the "Premises") designated in Exhibit A attached hereto and incorporated herein by this reference, consisting of 40,387 square feet of space constituting all of Building E (the "Building") in the Britannia Point Eden Business Park (the "Center") in the City of Hayward, County of Alameda, State of California, commonly known as 3930 Point Eden Way, Hayward, California 94545 and located on the real property (the "Property") described in Exhibit B attached hereto and incorporated herein by this reference, together with the nonexclusive right to use any common areas designated from time to time in any Declaration of Covenants, Conditions and Restrictions or similar document affecting the Center.

             (b) The Premises as designated in Exhibit A consist of the following subspaces: (i) the "First Space," consisting of 13,564 square feet of space heretofore occupied by Tenant pursuant to a lease dated as of February 21, 1996 between Landlord and Tenant, as amended (the "Existing Lease"), which Existing Lease expired by its terms as to the First Space on June 30, 2000; (ii) the "Second Space," consisting of 9,286 square feet of space heretofore and presently occupied by Tenant pursuant to the Existing Lease, which Existing Lease is scheduled to expire by its terms as to the Second Space on December 31, 2000; and (iii) the "Third Space," consisting of 17,537 square feet of space presently occupied by AllAdvantage.com pursuant to an Option Agreement dated September __, 1999 between Landlord and AllAdvantage.com, which occupancy is scheduled to expire by the terms of such Option Agreement on December 31, 2000. The term "Premises" as used herein shall be construed to mean the First Space during the period from and including the First Commencement Date until the earlier of the Second Commencement Date or the Third Commencement Date, to include the Second Space as well from and after the Second Commencement Date, and to include the Third Space as well from and after the Third Commencement Date.

             (c) Effective as of the First Commencement Date (as hereinafter defined), the Existing Lease shall be terminated as to the First Space and shall be of no further force or effect, except that the provisions thereof shall be deemed to remain in effect as between Landlord and Tenant for the sole purpose of establishing their respective rights and obligations with respect to matters arising during or in connection with Tenant's occupancy of the First Space pursuant to the Existing Lease during the period prior to the First Commencement Date (including, but not limited to, any indemnification obligations with respect to third party claims or other liabilities, and any necessary adjustment between the parties, when 2000 year-end figures are available, for estimated Operating Expense payments and actual Operating Expense obligations relating to the First Space for the portion of calendar year 2000 prior to the First Commencement Date).

             (d) The Existing Lease shall remain in effect, in accordance with its terms, as to the Second Space until the Second Commencement Date (as hereinafter defined). Effective as of the Second Commencement Date, the Existing Lease shall be terminated as to the Second Space and shall be of no further force or effect, except that the provisions thereof shall be deemed to remain in effect as between Landlord and Tenant for the sole purpose of establishing their respective rights and obligations with respect to matters arising during or in connection with Tenant's occupancy of the Second Space pursuant to the Existing Lease during the period prior to the Second Commencement Date (including, but not limited to, any indemnification obligations with respect to third party claims or other liabilities, and any necessary adjustment between the parties, when 2000 year-end figures are available, for estimated Operating Expense payments and actual Operating Expense obligations relating to the Second Space for calendar year 2000).

        1.2. Landlord's Reserved Rights. Landlord reserves the right from time to time to (i) install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Building above the ceiling surfaces, below the floor surfaces, within the walls or leading through the Premises in locations which will not materially interfere with Tenant's use thereof, (ii) relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Premises which are so located or located elsewhere outside the Premises, (iii) make alterations or additions to the Building, (iv) construct, alter or add to other buildings or improvements on the Property, (v) build adjoining to the Property, and (vi) lease any part of the Property for the construction of improvements or buildings. Landlord may modify or enlarge the common area, alter or relocate accesses to the Premises, or alter or relocate any common facility. Landlord shall not exercise rights reserved to it pursuant to this Section 1.2 in such a manner as to materially impair Tenant's ability to conduct its activities in the normal manner; provided, however, that the foregoing shall not limit or restrict Landlord's right to undertake reasonable construction activity and Tenant's use of the Premises shall be subject to reasonable temporary disruption incidental to such activity diligently prosecuted.


                                     2. TERM

        2.1. Term. The term of this Lease shall commence as to the First Space on July 1, 2000 (the "First Commencement Date"), shall commence as to the Second Space on January 1, 2001 (the "Second Commencement Date"), shall commence as to the Third Space on the date Landlord tenders possession of the Third Space to Tenant (which Landlord shall do as soon as the Third Space is vacated by the existing tenant, presently expected by the parties to occur no later than December 31, 2000, and possibly as early as September 30, 2000) (the "Third Commencement Date"), and shall end as to the entire Premises on May 1, 2014, unless sooner terminated as hereinafter provided.

        2.2. [Omitted.]

        2.3. Delay In Possession. As noted above, Tenant is already in possession of the First Space and the Second Space. Landlord agrees to use its best reasonable efforts to deliver possession of the Third Space to Tenant on or before January 1, 2001, subject to the effects of any circumstances beyond Landlord's reasonable control (such as, but not limited to, any delays by the existing tenant and subtenant in vacating the Third Space); provided, however, Landlord shall not be liable for any damages caused by any delay in the availability of the Third Space, nor shall any such delay affect the validity of this Lease or the obligations of Tenant hereunder, except that notwithstanding any other provisions of this Lease, Tenant's obligations with respect to the Third Space shall not commence until the Third Commencement Date.

        2.4. Construction.

             (a) Except as set forth in this Section 2.4 (including paragraph
(b) below) and in Exhibit C, Landlord shall have no responsibilities or obligations with respect to preparation of the Premises for Tenant's occupancy. It is generally the intention of the parties that Tenant shall continue to occupy the First Space and the Second Space on an "as is" basis and shall accept possession of the Third Space on an "as is" basis, subject to Landlord's warranties in Section 2.4(b) below with respect to the Third Space and subject to the provisions of this Section 2.4 and of Exhibit C regarding the construction of tenant improvements by Landlord or Tenant, as applicable, and regarding the provision of a Tenant Improvement Allowance by Landlord with respect to such tenant improvements. Acceptance by Tenant of possession of the respective portions of the Premises on their respective Commencement Dates shall constitute acceptance by Tenant of such portions of the Premises in their then existing condition, as applicable, subject to the terms of this Section 2.4 (including paragraph (b) below) and Exhibit C, and Landlord shall have no further responsibility of any kind or character for improvement of such respective portions of the Premises, except as expressly set forth in this
Section 2.4 and in Exhibit C; provided, however, that to the extent Landlord constructs any tenant improvements in any phase of the Premises pursuant to this Lease, within fifteen (15) days after Landlord tenders to Tenant possession of such tenant improvements constructed by Landlord pursuant to this Lease, Tenant may furnish to Landlord a "punch list" identifying any items or matters in such tenant improvements which are not constructed in accordance with the plans and specifications approved under Exhibit C hereto and Landlord shall promptly and diligently correct all such matters within thirty (30) days after receipt of such punch list at its sole cost and expense.

             (b) Notwithstanding the provisions of paragraph (a) above, Landlord warrants to Tenant that on the date the Third Space is tendered to Tenant for Tenant's possession and commencement of business therein, the Building systems serving the Third Space shall be in good operating order, and the Building shell (as it relates to the Third Space) and the tenant improvements previously constructed by Landlord in the Third Space (i) shall be free from material structural defects and (ii) shall comply with all applicable covenants and restrictions of record, statutes, ordinances, codes, rules, regulations, orders and requirements in effect on the date of such tender, including Title 24 of the California Administrative Code and the Americans with Disabilities Act; provided, however, that the foregoing warranty shall not be construed to apply to any particular use which Tenant will make of the Third Space. If it is determined that the foregoing warranty has been violated in any respect, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth with specificity the nature of the violation, to promptly, at Landlord's sole cost and expense, correct the condition(s) constituting such violation. Landlord shall also protect, indemnify, defend and hold Tenant harmless from and against any and all liability, loss, suits, claims, actions, costs and expenses (including, but not limited to, reasonable attorneys' fees) arising from any breach of the foregoing warranty. The provisions of this
Section 2.4(b) shall survive the termination of this Lease. With respect to the foregoing warranty regarding systems being in good operating order, Tenant's failure to give such written notice to Landlord within ninety (90) days after tender of possession of the Third Space to Tenant shall give rise to a conclusive presumption that Landlord has complied with such warranty as to the Third Space. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Third Space (or any other portion of the Premises) for the conduct of Tenant's business or proposed business therein, except as expressly set forth in this Lease.

             (c) Notwithstanding any other provisions of this Section 2.4 or of Exhibit C to the contrary, to the extent Tenant, by mutual agreement of Landlord and Tenant as contemplated in Exhibit C, enters into contracts directly with the architect and/or contractor(s) for any of the tenant improvement work in the Premises, Landlord's sole obligation with respect to such work contracted for by Tenant shall be to make payments with respect thereto when and as required under Exhibit C and to cooperate with Tenant with respect to any approvals or other actions required of Landlord under Exhibit C in connection with such work; Landlord's warranties under Section 2.4(b) and Landlord's obligations to make improvements and correct "punch list" items under Section 2.4(a) and Exhibit C shall not apply to any improvement work designed and/or constructed under direct contract with Tenant, it being the intention of the parties that Tenant's sole recourse with respect to any such work designed and/or constructed under direct contracts with Tenant shall be solely against the applicable contracting parties and not against Landlord.

             (d) TENANT ACKNOWLEDGES THAT THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE BUILDING AND IMPROVEMENTS CONSTRUCTED OR TO BE CONSTRUCTED BY LANDLORD AND THAT LANDLORD MAKES NO OTHER WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE.

        2.5. Acknowledgment Of Third Commencement Date. Promptly following the Third Commencement Date, Landlord and Tenant shall execute a written acknowledgment of the Third Commencement Date, date of termination and related matters, substantially in the form attached hereto as Exhibit D (with appropriate insertions), which acknowledgment shall be deemed to be incorporated herein by this reference. Notwithstanding the foregoing requirements, the failure of one or both parties to execute any such written acknowledgment shall not affect the determination of the Third Commencement Date, date of termination, square footage of the Premises and related matters in accordance with the provisions of this Lease.

        2.6. Holding Over. If Tenant holds possession of the Premises after the term of this Lease with Landlord's written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred percent (100%) for the first thirty (30) days of such holding over, and at one hundred twenty-five percent (125%) thereafter, of the rental in effect for the period immediately prior to such holding over and otherwise upon the terms herein specified for the period immediately prior to such holding over, and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of the Premises after the term of this Lease without Landlord's written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant either from month to month or at will, at one hundred fifty percent (150%) of the rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall indemnify and hold Landlord harmless from any loss, damage, claim, liability, cost or expense (including reasonable attorneys' fees) resulting from any delay by Tenant in surrendering the Premises (except with Landlord's prior written consent), including but not limited to any claims made by a succeeding tenant by reason of such delay. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

                                    3. RENTAL

        3.1. Minimum Rental; Additional Rent.

             (a) Tenant shall pay to Landlord as minimum rental for the Premises, in advance, without deduction, offset, notice or demand, on or before the First Commencement Date and on or before the first day of each subsequent calendar month of the term of this Lease, the following amounts per month (which amounts assume occurrence of both the Second Commencement Date and the Third Commencement Date on January 1, 2001, and shall be adjusted appropriately in proportion to the square footage of the Third Space if the Third Commencement Date occurs before or after January 1, 2001):

                     [rest of page intentionally left blank]

                Months After First
                 Commencement Date                      Minimum Monthly Rental
                 -----------------                  -------------------------------
                     001 - 006                      $ 16,955.00/mo  ($1.2500/sq ft)
                     007 - 012                        50,483.76/mo  ($1.2500/sq ft)
                     013 - 024                        52,503.10/mo  ($1.3000/sq ft)
                     025 - 036                        54,603.22/mo  ($1.3520/sq ft)
                     037 - 048                        56,787.35/mo  ($1.4061/sq ft)
                     049 - 060                        59,058.85/mo  ($1.4623/sq ft)
                     061 - 072                        61,421.20/mo  ($1.5208/sq ft)
                     073 - 084                        63,878.05/mo  ($1.5816/sq ft)
                     085 - 096                        66,433.17/mo  ($1.6449/sq ft)
                     097 - 108                        69,090.50/mo  ($1.7107/sq ft)
                     109 - 120                        71,854.12/mo  ($1.7791/sq ft)
                     121 - 132                        74,728.28/mo  ($1.8503/sq ft)
                     133 - 144                        77,717.41/mo  ($1.9243/sq ft)
                     145 - 156                        80,826.11/mo  ($2.0013/sq ft)
                     157 - 166                        84,059.15/mo  ($2.0813/sq ft)

If the obligation to pay minimum rental hereunder commences on other than the first day of a calendar month or if the term of this Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the term of this Lease, as the case may be, shall be prorated based on the number of days the term of this Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

             (b) In determining the square footage of the Premises or of relevant portions thereof for purposes of applying the rates per square foot set forth in Section 3.1(a) or for any other purpose under this Lease, square footages shall be as determined in good faith by Landlord's architect on a basis consistent with that used in measuring other leased premises within the Center, which basis consists of measuring from the exterior faces of exterior walls, from the dripline of overhangs and recessed areas, and from the centerline of interior demising walls.

             (c) The minimum rental amounts specified in this Section 3.1 are based upon Tenant's taking the entire Premises "as is," without any tenant improvements. As set forth in Exhibit C, however, Landlord has agreed to make available to Tenant a maximum tenant improvement allowance of Seventy and No/100 Dollars ($70.00) per square foot, or an estimated total of Two Million Eight Hundred Twenty-Seven Thousand Ninety and No/100 Dollars ($2,827,090.00) (the "Tenant Improvement Allowance"), for the work to be performed by Landlord and/or Tenant, as applicable, on the Premises under Section 2.4 and Exhibit C. Beginning on the first day of the first calendar month after the date on which Landlord first expends any portion of the Tenant Improvement Allowance, Tenant shall pay additional monthly rent to Landlord for the Premises ("Additional Rent") as follows:

                    (i) Starting on the first day of the first calendar month following the first expenditure of any portion of the Tenant Improvement Allowance by Landlord until the Additional Rent Amortization Date (as hereinafter defined), Tenant shall pay Additional Rent to Landlord on the first day of each calendar month in an amount equal to the sum of
        (A) one and eight hundredths percent (1.08%) of the aggregate amount of the Tenant Improvement Allowance expended by Landlord prior to the first day of the immediately preceding calendar month plus (B) one and eight hundredths percent (1.08%) of the aggregate amount of the Tenant Improvement Allowance expended by Landlord during the immediately preceding calendar month times a fraction, the numerator of which is the number of days from (and including) the date of such expenditure by Landlord through the last day of the immediately preceding calendar month and the denominator of which is the total number of days in the immediately preceding calendar month. If Landlord makes expenditures of the Tenant Improvement Allowance on more than one day in a calendar month, then the calculation of the amounts due under clause (B) of the preceding sentence for the immediately following calendar month shall be performed separately for each such expenditure and the total of such separate calculations shall be the total amount due under such clause
        (B) for such immediately following calendar month. The term "Additional Rent Amortization Date" shall mean the earliest to occur of (x) the first day of the first calendar month after the date on which the entire Tenant Improvement Allowance has been fully expended by Landlord, or (y) the first day of the first calendar month after construction of all tenant improvements to be constructed in the Premises pursuant to
        Section 2.4 and Exhibit C has been completed (except for correction of punch list items that do not, in the aggregate, materially affect Tenant's ability to use the tenant improvements in the Premises for their intended purposes), or (z) July 1, 2001.

                    (ii) Beginning on the Additional Rent Amortization Date and continuing on the first day of each of the next eighty-three (83) calendar months after the calendar month in which the Additional Rent Amortization Date occurs (for a total of eighty-four (84) monthly payments under this subparagraph (ii)), Tenant shall pay Additional Rent to Landlord on the first day of each calendar month in an amount equal to the sum necessary to fully amortize the total amount of the Tenant Improvement Allowance expended by Landlord as of the Additional Rent Amortization Date on a level-payment basis over eighty-four (84) months with an imputed rate of return of thirteen percent (13%) per annum. If and to the extent that Landlord has not fully expended the Tenant Improvement Allowance as of the Additional Rent Amortization Date and thereafter expends additional portions of the Tenant Improvement Allowance after the Additional Rent Amortization Date (each such subsequent additional expenditure, if any, of part of the Tenant Improvement Allowance being hereinafter referred to as a "Supplemental TI Expenditure"), then beginning on the first day of the first calendar month following the date on which such Supplemental TI Expenditure is made and continuing throughout the remaining balance of the original 84-month amortization period which began on the Additional Rent Amortization Date, the Additional Rent due from Tenant each month shall be increased by an amount equal to the sum necessary to fully amortize the Supplemental TI Expenditure on a level-payment basis over the number of months remaining in such original 84-month amortization period with an imputed rate of return of thirteen percent (13%) per annum.

        3.2. Late Charge. If Tenant fails to pay when due rental or other amounts due Landlord hereunder on or before the fifth (5th) day after such rental or other amount is due, such unpaid amounts shall bear interest for the benefit of Landlord at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by law, from the date due to the date of payment. In addition to such interest, Tenant shall pay to Landlord a late charge in an amount equal to ten percent (10%) of any installment of rental and any other amounts due Landlord if not paid in full on or before the fifth (5th) day after such rental or other amount is due. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Property. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section
3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant's default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

                                    4. TAXES

        4.1. Personal Property. Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of all alterations and additions and all other items installed or paid for by Tenant under this Lease, and the personal property, trade fixtures and other property placed by Tenant in or about the Premises. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Property, then such tax or assessment shall be paid by Tenant to Landlord immediately upon presentation by Landlord of copies of the tax bills in which such taxes and assessments are included and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 4.1.

        4.2. Real Property. To the extent that real property taxes and assessments on the Premises are assessed separately from the remainder of the Property, Tenant shall be responsible for and shall pay prior to delinquency all such taxes and assessments levied against the Premises. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of payment thereof. To the extent the Premises are taxed or assessed as part of the Property, such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 5.2 of this Lease) and shall be paid in accordance with the provisions of Article 5 of this Lease. In no event, however, shall Tenant be required to pay, under this Article 4 or under Article 5, any income, franchise or inheritance taxes of Landlord.


                              5. OPERATING EXPENSES

        5.1. Payment Of Operating Expenses.

             (a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, beginning on the First Commencement Date and continuing throughout the term of this Lease, as additional rental, a share of the Operating Expenses defined in Section 5.2 ("Tenant's Operating Cost Share") equal to (i) four and sixty-two hundredths percent (4.62%) for the period from and including the First Commencement Date until the Second Commencement Date and
(ii) thirteen and seventy-five hundredths percent (13.75%) for the period from and including the Second Commencement Date throughout the remaining term of this Lease.

             (b) Tenant's Operating Cost Share as specified in paragraph (a) of this Section is based upon an area of 13,564 square feet for the First Space, 9,286 square feet for the Second Space, 17,537 square feet for the Third Space, and an aggregate area of 293,722 square feet for the buildings owned by Landlord on the Property and operated, for common area and Operating Expense purposes, on an integrated basis with the Building, and upon the assumption that the Second Commencement Date and Third Commencement Date will occur on the same date. If the Second Commencement Date and the Third Commencement Date do not occur on the same date, then Tenant's Operating Cost Share shall be adjusted separately on the Second Commencement Date and the Third Commencement Date in proportion to the respective areas of the Second Space and the Third Space as set forth above. If and when the actual area of the Premises or of the buildings owned by Landlord on the Property and operated, for common area and Operating Expense purposes, on an integrated basis with the Building, as such areas are determined in good faith by Landlord's architect on a basis consistent with that used in measuring other leased premises within the Center, differs from the numbers set forth above, then Tenant's Operating Cost Share shall be adjusted to reflect the actual areas so determined.

             (c) If Landlord constructs additional buildings on the Property (or on any adjacent property owned by Landlord and operated, for common area and Operating Expense purposes, on an integrated basis with the Property) from time to time, Tenant's Operating Cost Share shall be adjusted to be equal to the percentage determined by dividing the gross square footage of the Premises as they then exist by the gross square footage of all buildings located on portions of the Property owned by Landlord (or on any applicable adjacent property owned by Landlord as described above). In determining said percentage, a new building shall be taken into account from and after the date on which costs and expenses attributable to such building are first included in Operating Expenses under Section 5.2 hereof, and the good faith determination of the gross square footage of any such building by Landlord's architects shall be final and binding upon the parties, absent manifest error.

        5.2. Definition Of Operating Expenses. Subject to the exclusions and provisions hereinafter contained, the term "Operating Expenses" shall mean the total costs and expenses incurred by or allocable to Landlord for management, operation and maintenance of the Building and the Property (and any applicable adjacent property owned by Landlord and operated, for common area and Operating Expense purposes, on an integrated basis with the Property as described above), including, without limitation, costs and expenses of (i) insurance, property management, landscaping, and operation, repair and maintenance of buildings and common areas; (ii) all utilities and services; (iii) real and personal property taxes and assessments or substitutes therefor, including (but not limited to) any possessory interest, use, business, license or other taxes or fees, any taxes imposed directly on rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect (but excluding corporate income, franchise and inheritance taxes); (iv) supplies, equipment, utilities and tools used in management, operation and maintenance of the Property; (v) capital improvements to the Property or the Building, amortized over the useful life of such capital improvements, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute or (bb) which are required by law, ordinance, regulation or order of any governmental authority or (cc) which constitute repairs or replacements of existing improvements in the Premises or common areas of the Property with items of similar quality and function, as a result of obsolescence or ordinary wear and tear, in order to maintain and preserve the quality, safety and usefulness of the Property, to the extent such repairs or replacements are treated as capital items under generally accepted accounting principles; and (vi) any other costs (including, but not limited to, any parking or utilities fees or surcharges) allocable to or paid by Landlord, as owner of the Property or Building, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of any declarations of covenants, conditions and restrictions now or hereafter affecting the Property (or any applicable adjacent property owned by Landlord as described above). Operating Expenses shall not include any costs attributable to increasing the size of or otherwise expanding the Building or the costs of the work for which Landlord is required to pay under Section 2.4 or Exhibit C. The distinction between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis. Notwithstanding anything to the contrary contained in this Section 5.2, the following shall not be included in Operating Expenses under this Lease:

             (A) Leasing commissions, attorneys' fees, costs, disbursements and other expenses incurred in connection with negotiations or disputes with tenants, or in connection with leasing, renovating or improving space for tenants or other occupants or prospective tenants or other occupants of the Building or of the land on which the Premises are located;

             (B) The cost of any service sold to any tenant (including Tenant) or other occupant for which Landlord is entitled to be reimbursed as an additional charge or rental over and above the basic rent and escalations payable under Landlord's lease with that tenant;

             (C) Any depreciation on the Building;

             (D) Costs of a capital nature, including but not limited to capital improvements and alterations, capital repairs, capital equipment and capital tools, as determined in accordance with generally accepted accounting principles consistently applied, except to the extent expressly provided in clause (v) above;

             (E) Expenses in connection with services or other benefits of a type that are not offered to Tenant but that are provided to another tenant or occupant of the Building or land upon which the Premises are located;

             (F) Overhead profit increments paid to Landlord's subsidiaries or affiliates for management or other services relating to the Building or the Property, or for supplies or other materials, to the extent the cost of such services, supplies or materials exceeds a reasonable market rate for obtaining such services, supplies or materials from unaffiliated parties;

             (G) All interest, loan fees and other carrying costs related to any mortgage or deed of trust or related to any capital item, and all rental and other payments due under any ground or underlying lease, or any lease for any equipment ordinarily considered to be of a capital nature (except janitorial equipment which is not affixed to the Building);

             (H) Any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord;

             (I) Advertising and promotional expenditures;

             (J) Costs of repairs and other work occasioned by fire, windstorm or other casualty of an insurable nature;

             (K) Any costs, fines or penalties incurred due to violations by Landlord of any governmental rule or authority, this Lease or any other lease affecting the Building or the land on which the Premises are located, or due to Landlord's negligence or willful misconduct;

             (L) Management costs, to the extent they exceed a reasonable market rate for management services provided to comparable projects in Hayward, California and surrounding areas;

             (M) Costs for sculpture, paintings or other objects of art, including (but not limited to) any costs for insurance thereon or extraordinary security in connection therewith;

             (N) Wages, salaries or other compensation paid to any executive employee above the grade of building manager;

             (O) The cost of correcting any building code or other violations of applicable law which, on the First Commencement Date, were existing violations of laws or codes then in effect;

             (P) The cost of containing, removing or otherwise remediating any contamination of the Building or Property (including the underlying land and groundwater) by any toxic or hazardous materials (including, without limitation, asbestos and PCB's);

             (Q) Any increase in real property taxes or assessments on the Property as a result of a change in ownership of the Property; provided, however, that the exclusion contained in this clause (Q) shall apply only in the determination of Operating Expenses with respect to periods prior to the third (3rd) anniversary of the First Commencement Date, and shall not apply in the determination of Operating Expenses with respect to any subsequent periods during the term of this Lease; and

             (R) Any other expense not specifically included or excluded above which, under generally accepted accounting principles and practices consistently applied, would not be considered a normal maintenance or operating expense.

        5.3. Determination Of Operating Expenses. On or before the First Commencement Date and during the last month of each calendar year of the term of this Lease ("Lease Year"), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord's estimate of the Operating Expenses for the ensuing Lease Year or applicable portion thereof. On or before the first day of each month during the ensuing Lease Year or applicable portion thereof, beginning on the First Commencement Date, Tenant shall pay to Landlord Tenant's Operating Cost Share of the portion of such estimated Operating Expenses allocable (on a prorata basis) to such month; provided, however, that if such notice is not given in the last month of a Lease Year, Tenant shall continue to pay on the basis of the prior year's estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses will vary from Landlord's estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year shall be based upon such revised estimate. In no event shall Landlord collect more than one hundred percent (100%) of actual Operating Expenses from Tenant and all other tenants and occupants of the buildings located on the Property, collectively.

        5.4. Final Accounting For Lease Year.

             (a) Within ninety (90) days after the close of each Lease Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant's Operating Cost Share of the Operating Expenses for such Lease Year prepared by Landlord from Landlord's books and records, which statement shall be final and binding on Landlord and Tenant, subject to Tenant's audit right set forth below. If on the basis of such statement Tenant owes an amount that is more or less than the estimated payments for such calendar year previously made by Tenant, Tenant or Landlord, as the case may be, shall pay the deficiency to the other party within thirty (30) days after delivery of the statement. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant's obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages.

             (b) Notwithstanding any other provisions of this Section 5.4, within one (1) year after receipt of a final statement from Landlord setting forth actual Operating Expenses and Tenant's Operating Cost Share for any period (a "Statement"), Tenant shall have the right to audit or inspect Landlord's books and records relating to Operating Expenses (and to any other additional rent payable by Tenant under this Lease) for the period covered by the Statement, provided that such audit shall be conducted only during normal business hours, on not less than ten (10) days prior written notice to Landlord, at a location reasonably specified by Landlord, and at Tenant's sole cost and expense, except as hereinafter provided. Landlord shall cooperate with Tenant in all reasonable respects in the course of such audit, and Tenant and its employees and agents shall be permitted to make photocopies (at Tenant's expense) of any pertinent portions of Landlord's books and records. Landlord shall retain its books and records for each Lease Year for a period of at least one (1) year after delivery to Tenant of Landlord's Statement for the applicable Lease Year. To the extent that Tenant, on the basis of such audit, disputes any item in the applicable Statement or in the calculation of Tenant's obligations thereunder, Tenant shall give Landlord written notice of the disputed items, in reasonable detail and with reasonable supporting information, within thirty (30) days after the earlier to occur of the completion of Tenant's audit or the expiration of Tenant's 1-year audit period. If Landlord and Tenant are not able to resolve such dispute by good faith negotiations within thirty (30) days after Tenant notifies Landlord in writing of the disputed items, then Tenant may, by written notice to Landlord, request an independent audit of such books and records. The independent audit of the books and records shall be conducted by a certified public accountant acceptable to both Landlord and Tenant or, if the parties are unable to agree, by a "Big Five" accounting firm designated by Landlord and not then employed by Landlord or Tenant. The audit shall be limited to the determination of the amount of Operating Expenses and of Tenant's share thereof for the Lease Year covered by the Statement, and shall be based on generally accepted accounting principles and tax accounting principles, consistently applied, subject to any modifications or limitations expressly set forth in Section 5.2 hereof. If it is determined, by mutual agreement of Landlord and Tenant or by independent audit, that the amount paid by Tenant for Operating Expenses for the period covered by the Statement was incorrect, then the appropriate party shall pay to the other party the deficiency or overpayment, as applicable, within thirty (30) days after the final determination of such deficiency or overpayment. All costs and expenses of the audit shall be paid by Tenant unless the audit shows that Landlord overstated Operating Expenses for the period covered by the Statement by more than four percent (4%), in which event Landlord shall pay all costs and expenses of the audit. Each party agrees to maintain the confidentiality of the findings of any audit in accordance with the provisions of this Section 5.4. The provisions of this
Section 5.4 shall survive the expiration or sooner termination of this Lease.

        5.5. Proration. If the First Commencement Date falls on a day other than the first day of a Lease Year or if this Lease terminates on a day other than the last day of a Lease Year, the amount of Tenant's Operating Cost Share payable by Tenant applicable to such first and last partial Lease Year shall be prorated on the basis which the number of days during such Lease Year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section 5.4 to be performed after such termination.


                                  6. UTILITIES

        6.1. Payment. Commencing with the First Commencement Date and thereafter throughout the term of this Lease, Tenant shall pay, before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or upon the Premises, including any taxes on such services and utilities. It is the intention of the parties that all such services shall be separately metered to the Premises. In the event that any of such services supplied to the Premises are not separately metered, then the amount thereof shall be an item of Operating Expenses and shall be paid as provided in Article 5.

        6.2. Interruption. There shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used in the Premises because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause, excluding the negligence and willful misconduct and omissions of Landlord and its agents.


                                 7. ALTERATIONS

        7.1. Right To Make Alterations. Tenant shall make no alterations, additions or improvements to the Premises, other than interior non-structural alterations costing less than Fifteen Thousand Dollars ($15,000.00) in each instance, without the prior written consent of Landlord. All such alterations, additions and improvements shall be completed with due diligence in a first-class workmanlike manner and in compliance with plans and specifications approved in writing by Landlord and all applicable laws, ordinances, rules and regulations.

        7.2. Title To Alterations. All alterations, additions and improvements installed pursuant to this Lease shall be part of the Building and the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this Lease; provided, however, that the foregoing shall not apply to Tenant's movable furniture and trade fixtures not affixed to the Property. Under no circumstances, however, shall Tenant be required to remove any alterations, additions or improvements installed by Landlord as part of Landlord's work under Section 2.4 and Exhibit C. Moreover, if Tenant, in connection with requesting Landlord's approval for any alteration, addition or improvement, requests in writing that Landlord specify whether Landlord will require Tenant to remove such alteration, addition or improvement upon termination of this Lease, then Landlord shall not be entitled to require such removal unless Landlord states its intention to do so in writing to Tenant concurrently with or prior to Landlord's approval of the requested alteration, addition or improvement.

        7.3. Tenant Fixtures. Notwithstanding the provisions of Sections 7.1 and 7.2, Tenant may install, remove and reinstall trade fixtures without Landlord's prior written consent, except that any fixtures which are affixed to the Premises or which affect the exterior or structural portions of the Building shall require Landlord's written approval. The foregoing shall apply to Tenant's signs, logos and insignia, all of which Tenant shall have the right to place and remove and replace solely with Landlord's prior written consent as to location, size and composition. Tenant shall immediately repair any damage caused by installation and removal of fixtures under this Section 7.3.

        7.4. No Liens. Tenant shall at all times keep the Premises free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on the Premises. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or (ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Premises. Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys' fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant. Nothing in this Section 7.4 shall be construed to prevent Tenant from obtaining financing on Tenant's movable furniture, equipment and trade fixtures or from granting a security interest in such items to one or more lenders, provided that Tenant shall not be entitled, pursuant to this sentence or otherwise, to encumber any alterations, additions or improvements that are the property of Landlord and that must remain with the Premises upon termination of this Lease, as provided in Sections 7.2 and 7.3 hereof. Without limiting the generality of the preceding sentence, Landlord acknowledges that it has been advised by Tenant that Tenant is presently a party to agreements creating liens on some or all of Tenant's existing and/or after-acquired equipment, furniture, trade fixtures and other personal property in favor of (a) Transamerica Business Credit, (b) Comdisco and (c) GE Capital - Life Science and Technology Finance; nothing in this sentence shall be construed, however, as a waiver or release by Landlord with respect to the proviso set forth in the preceding sentence regarding limitations on the property that Tenant is entitled to encumber.


                           8. MAINTENANCE AND REPAIRS

        8.1. Landlord's Work.

             (a) Landlord shall repair and maintain or cause to be repaired and maintained in a prompt and expeditious manner those portions of the Building outside of the Premises, the common areas of the Property, and the roof, foundation, exterior walls and other structural portions of the Building. The cost of all work performed by Landlord under this Section 8.1 shall be an Operating Expense hereunder, except to the extent such work (i) is required due to the negligence of Landlord or any other tenant of the Building, (ii) is a service to a specific tenant or tenants, other than Tenant, for which Landlord has received or has the right to receive full reimbursement, (iii) is a capital expense not includible as an Operating Expense under Section 5.2 hereof, or (iv) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 10.6 hereof). Tenant knowingly and voluntarily waives the right to make repairs at Landlord's expense, or to offset the cost thereof against rent, under any law, statute, regulation or ordinance now or hereafter in effect.

             (b) If Landlord fails to perform, within fifteen (15) days after written request from Tenant (except in the case of conditions which cannot reasonably be repaired within fifteen (15) days, in which event this paragraph
(b) shall apply only to the extent Landlord fails to commence the applicable maintenance or repair within such 15-day period or thereafter fails to proceed diligently to complete the applicable maintenance or repair), any maintenance or repair obligation under Section 8.1(a) which relates specifically to the Premises or the common areas immediately adjacent to the Premises and such failure creates (or permits to exist) a risk of material harm to persons or property, then Tenant shall have the right to perform such maintenance or repair and Landlord shall be obligated to reimburse Tenant for the reasonable cost thereof, together with interest at the rate specified in the first sentence of
Section 3.2 hereof from the date of payment by Tenant to the date of reimbursement by Landlord, within fifteen (15) days after written notice from Tenant of the completion and cost of such work, accompanied by copies of invoices or other appropriate supporting documentation. Under no circumstances, however, shall this paragraph (b) be construed to create any contractual right of Tenant to offset the cost of any such work against rent or other charges falling due from time to time under this Lease.

        8.2. Tenant's Obligation For Maintenance.

             (a) Good Order, Condition And Repair. By accepting possession of the Premises, and subject to Section 2.4, Tenant acknowledges that the Premises are in good and sanitary order, condition and repair. Except as provided in
Section 8.1 hereof, Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the interior non-structural portions of the Premises, including but not limited to the signs, interior, the face of the ceiling over Tenant's floor space, HVAC equipment and related mechanical systems exclusively serving the Premises (for which equipment and systems Tenant shall enter into a service contract with a person or entity designated or approved by Landlord, such approval not to be unreasonably withheld or delayed), all doors, door checks, windows, plate glass, door fronts, exposed plumbing and sewage and other utility facilities, fixtures, lighting, wall surfaces, floor surfaces and ceiling surfaces and all other interior repairs, foreseen and unforeseen, as required.

             (b) Landlord's Remedy. If Tenant, after notice from Landlord, fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder, Landlord shall have the right, but shall not be required, to enter the Premises and make the repairs or perform the maintenance necessary to restore the Premises to good and sanitary order, condition and repair. Immediately on demand from Landlord, the cost of such repairs shall be due and payable by Tenant to Landlord.

             (c) Condition Upon Surrender. At the expiration or sooner termination of this Lease, Tenant shall surrender the Premises, including any additions, alterations and improvements thereto not removed in accordance with the terms of this Lease, broom clean, in good and sanitary order, condition and repair, ordinary wear and tear and damage by casualty or condemnation (the latter of which shall be governed by Article 13 hereof) excepted, first, however, removing all goods and effects of Tenant and any and all fixtures and items required to be removed or specified to be removed at Landlord's election pursuant to this Lease, and repairing any damage caused by such removal. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Premises by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord's election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant's cost and expense (provided that before incurring any such charges for Tenant's account, Landlord shall first give Tenant ten (10) days prior written notice of Landlord's intention to do so, so that Tenant may have an opportunity first to correct the situation on its own behalf), and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal, except to the extent (if any) that such damages result from the negligence or willful misconduct or omission of Landlord or its agents.


                               9. USE OF PREMISES

        9.1. Permitted Use. Tenant shall use the Premises solely for general office, sales, administrative marketing and the design, development, testing and manufacturing of medical equipment and pharmaceutical products, and for no other purpose.

        9.2. Requirement Of Continued Use. Tenant shall not at any time abandon the Premises and shall continuously during the term of this Lease (except during any period when improvements are being constructed by Landlord under Section 2.4 and Exhibit C and/or when the Premises are unusable by reason of events described in Article 13 hereof) conduct and carry on in the Premises the use permitted hereunder.

        9.3. No Nuisance. Tenant shall not use the Premises for or carry on or permit upon the Premises or any part thereof any offensive, noisy or dangerous trade, business, manufacture, occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of any other tenants or of Landlord in the Building or the Property, nor commit or allow to be committed any waste in, on or about the Premises, nor make any other unreasonable use of the Premises. Tenant shall not do or permit anything to be done in or about the Premises, nor bring nor keep anything therein, which will in any way cause the Premises to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.

        9.4. Compliance With Laws. Tenant shall not use the Premises or permit the Premises to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Premises equipped with all safety appliances required by law, ordinance or insurance on the Premises or any order or regulation of any public authority because of Tenant's particular use of the Premises. Tenant shall procure all licenses and permits required for use of the Premises, excluding building permits and an initial certificate of occupancy or reasonable local equivalent thereof for Landlord's work (if any) under Section 2.4 and Exhibit C, both of which it shall be Landlord's responsibility to procure (if applicable) with respect to any such work by Landlord. Tenant shall use the Premises in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the use of the Premises by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Premises (collectively, "Requirements") because of Tenant's construction of improvements in or other particular use of the Premises. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant's construction of improvements in or other particular use of the Premises shall, at Landlord's election, either (i) be made by Tenant, at Tenant's sole cost and expense, in accordance with the procedures and standards set forth in Section 7.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant's sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within thirty (30) days after demand by Landlord, an amount equal to all reasonable costs incurred by Landlord in connection with such alterations or additions. Any structural alterations or additions required from time to time by applicable Requirements for any other reason shall be Landlord's sole obligation and expense, subject to the possible characterization of such expenses as Operating Expenses in accordance with Section 5.2 hereof (if applicable). The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.

        9.5. Liquidation Sales. Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the Premises or the Property, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

        9.6. Environmental Compliance.

             (a) Landlord warrants and represents to Tenant that the Premises, the Building and the Property presently comply with all environmental laws and Landlord will use its best efforts to ensure that the Premises, the Building and the Property remain in compliance with all environmental laws during the term hereof, including without limitation reasonably monitoring the condition of the Property, the Building and the Premises and the activities of other tenants. Landlord's obligations under this Section 9.6(a) are not intended to impose a greater burden on Landlord than that set forth in Section 9.6(d) herein or as otherwise required by law, regulation or statute, nor to relieve Tenant of any of its express obligations under this Section 9.6.

             (b) Without limiting the generality of Tenant's obligations set forth in Section 9.4 of this Lease:

                    (i) Tenant shall not cause or permit any hazardous or toxic substance or hazardous waste (as defined in any federal, state or local law, ordinance or regulation applicable to such substances or wastes) to be brought upon, kept, stored or used on or about the Property without the prior written consent of Landlord, which consent shall not be unreasonably withheld, except that Tenant, in connection with its permitted use of the Property as provided in
Section 9.1, may keep, store and use materials that constitute hazardous materials which are customary for such permitted use, provided such hazardous materials are kept, stored and used in quantities which are customary for such permitted use and are kept, stored and used in full compliance with clauses (ii) and (iii) immediately below;

                    (ii) Tenant shall comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment, release and/or disposal of hazardous or toxic substances or wastes in the course of or in connection with the conduct of Tenant's business on the Property, and shall provide Landlord with copies of any and all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with Tenant's use of the Property from time to time;

                    (iii) Tenant shall not (A) operate on or about the Property any facility required to be permitted or licensed as a hazardous waste facility or for which interim status as such is required, nor (B) store any hazardous wastes on or about the Property for ninety (90) days or more, nor (C) conduct any other activities on or about the Property that could result in the property being deemed to be a "hazardous waste facility" (including, but not limited to, any storage or treatment of hazardous substances or hazardous wastes which could have such a result); and

                    (iv) Tenant shall provide to Landlord from time to time, upon written request by Landlord, (A) a list of all hazardous substances and/or wastes that Tenant receives, uses, handles, generates, transports, stores, treats or disposes of from time to time in connection with its operations on the Property, and (B) copies of any Material Safety Data Sheets, hazardous waste manifests, Hazardous Materials Management Plans, Contingency Plans and Emergency Procedures, hazardous substance reports to the California Department of Health Services, industrial wastewater discharge permits, and any other lists or inventories of hazardous substances and/or wastes on or about the Property that Tenant is otherwise required to prepare and file from time to time with any governmental or regulatory authority; provided, however, that nothing in this clause (iv) is intended to require Tenant to prepare specially for Landlord any lists or other documents that Tenant does not otherwise prepare or have available in the course of Tenant's business; and provided further, however, that if Tenant reasonably determines that the volume of any such materials requested by Landlord is so substantial as to make the furnishing of such materials to Landlord unreasonably burdensome, Tenant may instead, by written notice to Landlord, elect simply to maintain copies of such materials to such extent and for such periods as may be required by applicable law and to permit Landlord or its representatives to inspect and copy (at Landlord's expense) such materials during normal business hours at any time and from time to time upon reasonable notice to Tenant.

             (c) Tenant shall fully indemnify and hold harmless Landlord, its successors and assigns against (i) any damages, claims, liabilities, demands, losses, costs or expenses (including reasonable attorneys' fees) arising from
(A) any violation of Section 9.6(b) herein, or (B) any release of hazardous or toxic substances, or any other violation of environmental law with respect to the Premises or Property, to the extent any such release or violation described in this clause (B) is caused by Tenant or its employees, agents, contractors or assigns, and (ii) any fines, penalty payments, reasonable attorneys' fees, sums paid in connection with any judicial or administrative investigation or proceedings, costs of cleanup assessed by a governmental or quasi-governmental agency, and similar expenditures, incurred by Landlord that relate in any way to a release of hazardous or toxic substances, or to any other violation of environmental law with respect to the Premises or Property, to the extent any such release or violation described in this clause (ii) is caused by Tenant or its agents, employees, contractors or assigns.

             (d) Landlord shall fully indemnify and hold harmless Tenant, its successors and assigns against (i) any damages, claims, liabilities, demands, losses, costs or expenses (including reasonable attorneys' fees) arising from any violation of Section 9.6(a) herein, including without limitation any condition of the Premises, the Building and/or the Property existing at the First Commencement Date (except to the extent any applicable condition of the Premises, the Building and/or the Property existing at the First Commencement Date is attributable or caused by Tenant or its employees, agents, contractors or assigns, in connection with Tenant's occupancy of the First Space and/or Second Space under the Existing Lease or otherwise);
(ii) any damages, claims, liabilities, demands, losses, costs or expenses (including reasonable attorneys' fees) arising from any release of hazardous or toxic substances, or from any other violation of environmental law with respect to the Property, the Building or the Premises, to the extent the same is not caused by Tenant or its employees, agents, contractors or assigns; and (iii) any fines, penalty payments, reasonable attorneys' fees, sums paid in connection with any judicial or administrative investigation or proceedings, costs of cleanup assessed by a governmental or quasi-governmental agency, and similar expenditures, incurred by Tenant that relate in any way to a breach by Landlord of Section 9.6(a), to any condition of the Property, the Building or the Premises existing on the First Commencement Date (except to the extent any applicable condition of the Premises, the Building and/or the Property existing on the First Commencement Date is attributable or caused by Tenant or its employees, agents, contractors or assigns, in connection with Tenant's occupancy of the First Space and/or Second Space under the Existing Lease or otherwise), or to any release of hazardous or toxic substances or other violation of environmental law caused by Landlord or its employees, agents, contractors or assigns.

             (e) The provisions of this Section 9.6 shall survive the termination of this Lease.

        9.7. ADA/Title 24 Compliance. Landlord shall deliver and maintain the Premises at its expense in compliance, as and when required by law, with the Americans with Disabilities Act, California Title 24 and any and all other related governmental requirements.


                           10. INSURANCE AND INDEMNITY

        10.1. Liability Insurance.

             (a) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant's cost and expense, comprehensive public liability and property damage insurance to protect against any liability to the public, or to any invitee of Tenant or Landlord, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Premises, with limits of liability of not less than (i) One Million Dollars ($1,000,000.00) for injury to or death of one person, (ii) Three Million Dollars ($3,000,000.00) for personal injury or death, per occurrence, and (iii) Five Hundred Thousand Dollars ($500,000.00) for property damage, or a combined single limit of public liability and property damage insurance of not less than Five Million Dollars ($5,000,000.00). Such insurance shall name Landlord and its general partners and Property Manager as additional insureds thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease.

             (b) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord's cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), fire and "all risk" extended coverage property damage insurance for the Building and interior improvements that are the property of Landlord and for the improvements in the common areas of the Property, on a full replacement cost basis, with rental loss insurance. Such insurance may include earthquake and/or flood coverage to the extent Landlord in its discretion elects to carry such coverage, and shall have such commercially reasonable deductibles and other terms as Landlord in its discretion determines to be appropriate. Landlord shall have no obligation to carry property damage insurance for any alterations, additions, improvements, trade fixtures or personal property installed or maintained by Tenant on or about the Premises.

        10.2. Quality Of Policies And Certificates. All policies of insurance required hereunder shall be issued by responsible insurers and shall be written as primary policies not contributing with and not in excess of any coverage that Landlord may carry. Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that said policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 10.4. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this
Article 10 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall obtain written undertakings from each insurer under policies required to be maintained by it to notify all insureds thereunder at least thirty (30) days prior to cancellation, amendment or revision of coverage.

        10.3. Workers' Compensation. Tenant shall maintain in full force and effect during the term of this Lease workers' compensation insurance covering all of Tenant's employees working on the Premises.

        10.4. Waiver Of Subrogation. To the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other
(i) damages for injury to or death of persons, (ii) damage to property, (iii) damage to the Premises or any part thereof, or (iv) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under subparts (i)-(iv) hereof are covered, and only to the extent of such coverage, by casualty insurance actually carried or required to be carried hereunder by either Landlord or Tenant. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any casualty insurance carrier. Each party shall procure a clause or endorsement on any casualty insurance policy required under this Article 10 denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Tenant or Landlord under this Article 10 shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

        10.5. Increase In Premiums. Tenant shall do all acts and pay all expenses necessary to insure that the Premises are not used for purposes prohibited by any applicable fire insurance, and that Tenant's use of the Premises complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Premises to be used in a manner which increases the existing rate of any insurance on the Premises carried by Landlord, Tenant shall pay the amount of the increase in premium caused thereby, and Landlord's costs of obtaining other replacement insurance policies, including any increase in premium, within ten (10) days after demand therefor by Landlord, which demand shall be accompanied by reasonably detailed documentation supporting such demand.

        10.6. Indemnification.

             (a) Tenant shall indemnify, defend and hold Landlord, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors, harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys' fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Premises by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant arising during the term of this Lease from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees. Landlord, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Premises, or for injuries to Tenant, its agents or third persons in or upon the Premises, arising during the term of this Lease from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents or employees. Tenant shall give prompt notice to Landlord of any casualty or accident of a material nature in, on or about the Premises.

             (b) Landlord shall indemnify, defend and hold Tenant, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors, harmless from any and all liability for injury to or death of any person or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys' fees), damages or expenses of any kind arising therefrom which may be brought or made against Tenant or which Tenant may pay or incur, to the extent such liabilities or other matters arise by reason of (i) any negligence or willful misconduct or omission by Landlord, its agents or employees, (ii) any breach by Landlord, its agents or employees of any term of this Lease and (iii) any causes of action or obligations the due date of performance of which arose prior to the First Commencement Date (except to the extent that Tenant is required to indemnify Landlord with respect to such causes of action or obligations pursuant to the provisions of the Existing Lease as it applies to the First Space and/or the Second Space).

        10.7. Blanket Policy. Any policy required to be maintained hereunder may be maintained under a so-called "blanket policy" insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished.


                           11. SUBLEASE AND ASSIGNMENT

        11.1. Assignment And Sublease Of Premises. Tenant shall not have the right or power to assign its interest in this Lease, or make any sublease, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Any purported sublease or assignment of Tenant's interest in this Lease requiring but not having received Landlord's consent thereto shall be void. Without limiting the generality of the foregoing, Landlord may withhold consent to any proposed subletting or assignment solely on the ground that the use by the proposed subtenant or assignee is reasonably likely to be incompatible with Landlord's use of the balance of the Building or the Property. Notwithstanding the foregoing provisions, however, Tenant may assign this Lease or sublet the Premises, or any portion thereof, without Landlord's consent (but with prior or substantially concurrent written notice to Landlord), to any entity which controls, is controlled by, or is under common control with Tenant; to any entity which results from a merger or consolidation with Tenant; to any entity engaged in a joint venture with Tenant; or to any entity which acquires substantially all of the stock or assets of Tenant, as a going concern, with respect to the business that is being conducted in the Premises (hereinafter each a "Permitted Transfer"). In addition, any sale or transfer of the capital stock of Tenant shall be deemed a Permitted Transfer if (i) such sale or transfer occurs in connection with any bona fide financing or capitalization for the benefit of Tenant, or (ii) such sale or transfer occurs in connection with Tenant's status as a publicly traded corporation. Landlord shall have no right to terminate this Lease in connection with, and shall have no right to any sums or other economic consideration resulting from, any Permitted Transfer. In the event of a permitted subleasing of the Premises or any portion thereof by Tenant, Tenant will retain all sublease profits net of its underlying obligations under this Lease. Landlord will not have the right or option under any circumstances, other than pursuant to the default provisions of this Lease (to the extent applicable), to recapture any space that Tenant assigns or subleases during the initial Lease term.

        11.2. Rights Of Landlord. Consent by Landlord to one or more assignments of this Lease, or to one or more sublettings of the Premises, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord's rights under this Article 11, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant's interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord's consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this

Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant's assignee, or any receiver for Tenant appointed on Landlord's application, may collect such rent and apply it toward Tenant's obligations under this Lease; except that, until the occurrence of an act of default by Tenant, beyond the expiration of any applicable grace period, Tenant shall have the right to collect such rent.


                     12. RIGHT OF ENTRY AND QUIET ENJOYMENT

        12.1. Right Of Entry. Landlord and its authorized representatives shall have the right to enter the Premises at any time during the term of this Lease during normal business hours and upon not less than twenty-four (24) hours prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Premises or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Premises to prospective purchasers, to show the Premises to prospective tenants, and to post notices of nonresponsibility; provided, however, that notwithstanding anything to the contrary contained in the preceding portion of this sentence, Landlord shall not enter any portions of Tenant's facility designated by Tenant as "secure" areas except on reasonable prior notice to Tenant and except in compliance with all conditions reasonably imposed by Tenant and/or by any governmental authority with respect to such access (which conditions may, by way of example but not limitation, include a requirement that any visitors to such areas be accompanied by a representative of Tenant at all times). Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Premises unless such are the result of the negligence or willful misconduct of Landlord or its agents, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever, provided, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant's normal business operations caused thereby.

        12.2. Quiet Enjoyment. Landlord covenants that Tenant, upon paying the rent and performing its obligations hereunder and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Premises throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.


                             13. CASUALTY AND TAKING

        13.1. Termination Or Reconstruction. If during the term of this Lease the Premises or Building, or any substantial part of either, (i) is damaged materially by fire or other casualty or by action of public or other authority in consequence thereof, (ii) is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in avoidance of an exercise of the power of eminent domain), or (iii) receives irreparable damage by reason of anything lawfully done under color of public or other authority, this Lease shall terminate as to the entire Premises at Landlord's or Tenant's election by written notice given to the other party within thirty (30) days after the damage or taking has occurred; provided, however, that with respect to events of damage or destruction described in clause (i) above, Landlord's termination right shall be exercisable only if either (A) the time reasonably estimated by Landlord's architect or contractor to be required for the repair or restoration of the Building to the extent necessary to permit Tenant to resume substantially all of its normal business activities therein exceeds six (6) months from the date of the damage or destruction in the case of damage or destruction occurring prior to the last year of the term of this Lease, or exceeds sixty (60) days from the date of the damage or destruction in the case of damage or destruction occurring during the last year of the term of this Lease, or (B) the reasonably estimated cost of such repair or restoration is more than one hundred five percent (105%) of the insurance proceeds reasonably available for such repair or restoration under the insurance required to be maintained by Landlord pursuant to Section 10.1(b) hereof (including, in the case of any failure by Landlord to maintain such required insurance, any proceeds that would have been reasonably available for such repair or restoration if Landlord had maintained such required insurance) and Landlord, in its reasonable and good faith judgment, determines that it is not economically and commercially reasonable to use such proceeds for the repair or restoration of the Premises; provided further, that with respect to events of damage or destruction described in clause (i) above, Tenant's termination right shall be exercisable only if either (I) the time reasonably estimated by Landlord's architect or contractor to be required for the repair or restoration of the Building to the extent necessary to permit Tenant to resume substantially all of its normal business activities therein exceeds six (6) months from the date of the damage or destruction in the case of damage or destruction occurring prior to the last year of the term of this Lease, or exceeds sixty (60) days from the date of the damage or destruction in the case of damage or destruction occurring during the last year of the term of this Lease, or (II) Landlord fails to complete the repair or restoration of the Building to the extent necessary to permit Tenant to resume substantially all of its normal business activities therein within six (6) months after the date of the damage or destruction in the case of damage or destruction occurring prior to the last year of the term of this Lease or within sixty (60) days from the date of the damage or destruction in the case of damage or destruction occurring during the last year of the term of this Lease (provided, however, that so long as Landlord is proceeding diligently and with reasonable good faith efforts, such periods shall be extended, day for day, by a number of days equal to the number of days of actual delay in Landlord's completion of such repair or restoration that are caused by weather, acts of God, strikes, shortage of labor or materials or other circumstances beyond Landlord's reasonable control (excluding financial inability), including (but not limited to) acts or omissions of Tenant or its agents or employees), or (III) Landlord advises Tenant that Landlord intends to perform only a Partial Restoration (as defined below) and Tenant determines reasonably and in good faith, within thirty (30) days after Tenant is advised of the nature and scope of the proposed Partial Restoration, that the Premises available to Tenant following such Partial Restoration will not be sufficient to permit Tenant to resume normal business operations in the Premises for the uses permitted hereunder; and provided further, that with respect to takings or damage described in clause (ii) or
(iii) above, Landlord's and Tenant's respective termination rights shall be exercisable only if Landlord or Tenant, as applicable, determines reasonably and in good faith that the extent and nature of such taking or damage is to substantially and permanently impair Tenant's ability to conduct normal business operations in the balance of the Premises for the uses permitted hereunder. If neither Landlord nor Tenant elects to terminate this Lease as hereinabove provided, Landlord shall repair any such damage and restore the Premises (to the extent of Landlord's work therein under Section 2.4 and Exhibit C) and the Building as nearly as reasonably possible to the condition existing before the damage or taking, with an equitable abatement of Tenant's rent and Operating Expense obligations pending completion of such repair or restoration as contemplated in Section 13.3 below; provided, however, that in the case of any damage or destruction described in clause (i) above, if the reasonably estimated cost of such repair or restoration is more than one hundred five percent (105%) of the insurance proceeds (if any) reasonably available for such repair or restoration under the insurance required to be maintained by Landlord pursuant to Section 10.1(b) hereof (including, in the case of any failure by Landlord to maintain such required insurance, any proceeds that would have been reasonably available for such repair or restoration if Landlord had maintained such required insurance), Landlord may elect to perform such repair or restoration (to the extent of Landlord's work under Section 2.4 and Exhibit C) only to the extent of such insurance proceeds that are (or would have been) available (a "Partial Restoration"); and provided further, that upon completion of such Partial Restoration, Tenant's minimum monthly rental and Operating Expense obligations shall be permanently adjusted, for the balance of the remaining term of this Lease, in a fair and equitable manner reflecting any decrease in the size and/or functionality of the partially restored Premises for the uses contemplated hereunder. In the event of any termination of this Lease by Tenant or Landlord pursuant to this Section 13.1 or
Section 13.2, Landlord agrees that to the extent any portion of the Premises can still be lawfully occupied and used by Tenant, Tenant shall have the right, at its option, to remain in and continue to use such portion of the Premises on a month-to-month holdover basis, terminable by Landlord or Tenant at any time on thirty (30) days' written notice (except that no such termination by Landlord may be effective sooner than six (6) months after the date of the damage, destruction or taking pursuant to which such termination arose), and Tenant's minimum monthly rental and Operating Expense obligations shall be adjusted, for the duration of such holdover occupancy, in a fair and equitable manner reflecting any decrease in the size and/or functionality of the remaining Premises for the uses contemplated hereunder. The provisions of the preceding sentence shall supersede any inconsistent provisions in Section 2.6 of this Lease.

        13.2. Tenant's Rights. If any portion of the Premises is so taken by condemnation, Tenant may elect to terminate this Lease if the portion of the Premises taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant's use of the balance of the Premises. Tenant must exercise its right to terminate by giving notice to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of its election to terminate, except that this Lease shall terminate on the date of taking if the date of taking falls on any date before the date of termination designated by Tenant.

        13.3. Lease To Remain In Effect. If neither Landlord nor Tenant terminates this Lease as hereinabove provided, this Lease shall continue in full force and effect, except that minimum monthly rental and Tenant's Operating Expense obligations shall abate to the extent Tenant's use of the Premises is impaired for any period that any portion of the Premises is unusable or inaccessible because of a casualty or taking hereinabove described. Each party waives the provisions of Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial condemnation of the Premises.

        13.4. Reservation Of Compensation. Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Premises, Building, Property and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that Tenant shall be entitled to any and all compensation or damages paid for or on account of Tenant's moving expenses, trade fixtures, equipment, personal property and any leasehold improvements in the Premises, the cost of which was borne by Tenant, but only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the term of this Lease. Tenant covenants to deliver such further assignments of the foregoing as Landlord may from time to time reasonably request.

        13.5. Restoration Of Fixtures. If Landlord repairs or causes repair of the Premises after such damage or taking, Tenant at its sole expense shall repair and replace promptly all fixtures, equipment and other property of Tenant located at, in or upon the Premises and all additions, alterations and improvements and all other items installed or paid for by Tenant under this Lease that were damaged or taken, so as to restore the same to a condition reasonably consistent with the conduct of the permitted uses contemplated in
Section 9.1 hereof. Tenant shall have the right to make modifications to the Premises, fixtures and improvements, subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. In its review of Tenant's plans and specifications, Landlord may take into consideration the effect of the proposed modifications on the exterior appearance, the structural integrity and the mechanical and other operating systems of the Building.

                                   14. DEFAULT

        14.1. Events Of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

             (a) Abandonment. Abandonment of the Premises. Tenant waives any right Tenant may have to notice under Section 1951.3 of the California Civil Code, the terms of this subsection (a) being deemed such notice to Tenant as required by said Section 1951.3;

             (b) Nonpayment. Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) days after written notice of such failure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

             (c) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection
(b) hereof, such failure continuing for fifteen (15) days after written notice of such failure, or, if it is not possible to cure such default within fifteen
(15) days, failure to commence cure within said fifteen (15) day period and thereafter to proceed diligently to complete cure; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 et seq., as amended from time to time;

             (d) General Assignment. A general assignment by Tenant for the benefit of creditors;

             (e) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be reasonably necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Premises continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant's use of the Premises and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

             (f) Receivership. The employment of a receiver appointed by court order to take possession of substantially all of Tenant's assets or the Premises, if such receivership remains undissolved for a period of thirty (30) days;

             (g) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant's assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof;

             (h) Insolvency. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed; or

             (i) Cross-Default. Any event of default by Tenant under any other lease between Landlord and Tenant covering any other portion of the Property or of Phase V of the Center from time to time during the term of this Lease, to the extent such default continues beyond any applicable cure periods provided in the applicable lease, and to the extent Landlord therefore has (and exercises concurrently with any termination of this Lease) a right to terminate such other applicable lease; provided, however, that the default event set forth in this
Section 14.1(i) shall not apply with respect to any default under a lease described herein to the extent Tenant has previously assigned or transferred all of its right, title and interest under the lease as to which such default then exists and, as a result of such transfer, the holder of the lessee's interest under the lease as to which such default then exists is not a person or entity which controls, is controlled by or is under common control with the person or entity which is then the holder of the lessee's interest under this Lease.

        14.2. Remedies Upon Tenant's Default.

             (a) Upon the occurrence of any event of default described in
Section 14.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right to re-enter the Premises or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant), using such force as may be lawful and reasonably necessary to do so (as to which Tenant hereby waives any claim for loss or damage that may thereby occur, except for any such loss or damage arising from the negligence or willful misconduct or omission of Landlord or its agents). In addition to or in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right either (i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant's default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

             (b) Even if Tenant has breached this Lease or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Premises or the appointment of a receiver upon application of Landlord to protect Landlord's interests under this Lease shall not constitute a termination of Tenant's right to possession.

             (c) If Landlord terminates this Lease pursuant to this Section 14.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord's right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, including necessary repair, renovation and alteration of the Premises (provided that the cost of any such renovation or alteration shall be recoverable only to the extent reasonably necessary to make the Premises suitable for use and occupancy by the new tenant and shall be allocated reasonably between the unexpired portion of the term of this Lease at the date of termination thereof and the balance, if any, of the term of such new tenant's lease falling after the scheduled expiration date of the term of this Lease), reasonable attorneys' fees, and other reasonable costs. The "worth at the time of award" of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The "worth at the time of award" of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

        14.3. Remedies Cumulative. All rights, privileges and elections or remedies of Landlord contained in this Article 14 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.


                     15. SUBORDINATION, ATTORNMENT AND SALE

        15.1. Subordination To Mortgage.

             (a) This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Building, the Property, or both, and the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. If any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Property prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, Tenant (and any sublessee) shall attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and shall execute and deliver any instrument or instruments confirming the attornment herein provided for. Landlord shall obtain and deliver to Tenant, within ninety (90) days after mutual execution of this Lease, a written nondisturbance agreement from Northwestern Mutual Life Insurance Company (the beneficiary under the existing deed of trust on the Property) providing that Tenant's right to quiet possession of the Premises shall not be disturbed so long as Tenant is not in default beyond the expiration of any applicable cure period and performs all of its obligations under this Lease, unless this Lease is otherwise terminated pursuant to its terms; such written nondisturbance agreement shall be substantially in the form of the written nondisturbance agreements previously entered into by Tenant and Northwestern Mutual Life Insurance Company with respect to Tenant's occupancy of other buildings on the Property (such as, for example, Building G). If Landlord fails to deliver such agreement to Tenant within the required time, Tenant shall have the right to terminate this Lease by written notice to Landlord at any time prior to Landlord's subsequent delivery (if any) of an executed agreement meeting such requirements.

             (b) Landlord specifically agrees that (i) Tenant may conclusively rely upon any written notice Tenant receives from any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee ("Beneficiary"), notwithstanding any claim by Landlord contesting the validity of any term or condition of such notice, including, but not limited to, any default by such Beneficiary or any default claimed by Landlord to have been committed by such Beneficiary, and (ii) Landlord shall not make any claim of any kind against Tenant or Tenant's leasehold interest with respect to amounts paid to any such Beneficiary by Tenant or any acts performed by Tenant pursuant to such written notice from any Beneficiary.

             (c) Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be required to subordinate its interest under this Lease unless (i) such subordination does not materially increase Tenant's obligations or materially decrease its rights under this Lease, and (ii) Landlord first obtains from the Beneficiary requesting such subordination a written agreement that provides that Tenant's right to quiet possession of the Premises shall not be disturbed so long as Tenant is not in default beyond the expiration of any applicable cure period and performs all of its obligations under this Lease, unless this Lease is otherwise terminated pursuant to its terms.

        15.2. Sale Of Landlord's Interest. Upon sale, transfer or assignment of Landlord's entire interest in the Building and Property, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment.

        15.3. Estoppel Certificates. Tenant shall at any time and from time to time, within ten (10) days after written request by Landlord, execute, acknowledge and deliver to Landlord a certificate in writing stating: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid; (iii) that to Tenant's actual knowledge Landlord is not in default in the performance of any of its obligations under this Lease, that Tenant has given no notice of default to Landlord and that to Tenant's actual knowledge, no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder; and (iv) such other matters as may reasonably be requested by Landlord or any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Property. Any such certificate provided under this Section 15.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to Landlord, by any prospective purchaser, by any purchaser on foreclosure or sale, or by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property or Premises. Failure to execute and return within the required time any estoppel certificate requested hereunder shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to Tenant for execution.

        15.4. Subordination to CC&R's. This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate (a) to any declarations of covenants, conditions and restrictions recorded by Landlord with respect to the Property from time to time, provided that the terms of such declarations are reasonable and do not discriminate against Tenant relative to other tenants occupying portions of the Property, and
(b) to the Declaration of Covenants, Conditions and Restrictions dated June 20, 1979 and recorded on July 5, 1979 as Instrument No. 79-130777, Alameda County Records, as amended from time to time (the "Master Declaration"), the provisions of which Master Declaration are an integral part of this Lease. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence the subordination provided in this Section 15.4.


                                  16. SECURITY

        16.1. Deposit.

             (a) Concurrently with Tenant's execution of this Lease, Tenant shall deposit with Landlord the sum of Fifty Thousand Four Hundred Eighty-Three and 75/100 Dollars ($50,483.75), which sum (the "Security Deposit") shall be held by Landlord as security for the faithful performance of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults, beyond the expiration of any applicable grace period, with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain all or any part of the Security Deposit for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within thirty (30) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord's general funds, and Tenant shall not be entitled to interest thereon. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant or, at Tenant's direction, to the last assignee of Tenant's interest hereunder, at the expiration of the term of this Lease and within ten (10) days after Tenant has vacated the Premises. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer all deposits then held by Landlord under this Section to Landlord's successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposit or the accounting thereof.

             (b) In lieu of the Security Deposit, Tenant may deliver to Landlord at any time, and shall thereafter maintain in full force and effect during the remaining term of this Lease, an irrevocable standby letter of credit in the amount of the required Security Deposit, issued in favor of Landlord by a commercial bank or trust company approved in writing by Landlord (which approval shall not be unreasonably withheld or delayed), in form reasonably satisfactory to Landlord (the "Letter of Credit"), to be held by Landlord as security for the faithful performance of all the payment obligations of Tenant under this Lease during the term hereof, subject to the following terms and conditions (and upon delivery of any such Letter of Credit by Tenant, if Landlord is then already holding a cash Security Deposit from Tenant, Landlord shall promptly return such cash Security Deposit to Tenant):

                    (i) Landlord shall be entitled (but shall not be required) to draw against the Letter of Credit and receive and retain proceeds thereof upon any default by Tenant, beyond the expiration of any applicable cure periods, in the payment of any rent or other amounts required to be paid by Tenant under this Lease (a "monetary default") or upon any other default, beyond the expiration of any applicable cure periods, in Tenant's obligations under this Lease (a "non-monetary default"). The amount of any such draw shall be, with respect to a monetary default, the amount due from Tenant to Landlord, and, in the event of a non-monetary default, an amount estimated by Landlord, in its reasonable discretion, to be the amount necessary to cure such default. Within thirty (30) days following any draw by Landlord against the Letter of Credit, Tenant shall cause the amount of the Letter of Credit to be restored to the full amount of the required Security Deposit pursuant to paragraph (a) above. Landlord's entitlement to draw against the Letter of Credit shall not limit or impair in any way Landlord's other rights and remedies, following any default by Tenant, under any other applicable provision of this Lease or under applicable law.

                    (ii) Notwithstanding any provisions of subparagraph (i) above, Landlord shall also be entitled (but shall not be required) to draw against the then remaining balance of the Letter of Credit in full and to receive the entire proceeds of such draw if the Letter of Credit will expire as of a date prior to the expiration of the initial term of this Lease and Tenant fails to provide to Landlord an extension or replacement of such Letter of Credit, in at least the amount of the required Security Deposit, at least thirty
(30) days prior to the scheduled expiration date of such existing Letter of Credit.

                    (iii) Any amount drawn or received by Landlord pursuant to a draw under the Letter of Credit that is not immediately used or applied by Landlord to remedy a default by Tenant shall be retained by Landlord as a cash Security Deposit on the terms set forth in paragraph (a) above.


                                17. MISCELLANEOUS

        17.1. Notices. All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private courier or express delivery service) or when delivered by United States mail if sent via registered or certified mail, postage prepaid, or upon refusal of a party to accept delivery of a notice sent in accordance with this Section, in each instance addressed to the parties at their respective addresses as follows:

        To Tenant:              Aradigm Corporation
                                3929 Point Eden Way
                                Hayward, CA  94545
                                Attn: Richard P. Thompson, President and CEO

        with a copy to:         Norman Halleen, Vice President Finance & CFO
                                Aradigm Corporation
                                3929 Point Eden Way
                                Hayward, CA  94545

        and a copy to:          Cooley Godward LLP
                                One Maritime Plaza, 20th Floor
                                San Francisco, CA  94111
                                Attn:  Dina E. Alexander, Esq.

        To Landlord:            Hayward Point Eden I Limited Partnership
                                c/o Britannia Property Management, Inc.
                                1939 Harrison Street, Suite 715
                                Park Plaza Building
                                Oakland, CA 94612
                                Attn: T. J. Bristow

        with a copy to:         Slough Estates USA Inc.
                                33 West Monroe St., Suite 2000
                                Chicago, IL  60603
                                Attn:  Bill Rogalla

        and a copy to:          Folger Levin & Kahn LLP
                                Embarcadero Center West
                                275 Battery Street, 23rd Floor
                                San Francisco, CA 94111
                                Attn: Donald E. Kelley, Jr.

or to such other address as may be contained in a notice at least fifteen (15) days prior to the address change from either party to the other given pursuant to this Section. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord at Landlord's address provided in this Section, or to such other address as Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

        17.2. Successors And Assigns. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Property, which liability shall survive, but future liability under the Lease shall then pass to the successor lessor.

        17.3. No Waiver. The failure of either party to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

        17.4. Severability. If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

        17.5. Litigation Between Parties. In the event of any litigation between the parties hereto growing out of this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants' fees and attorneys' fees. "Prevailing party" within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

        17.6. Surrender. A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

        17.7. Interpretation. The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

        17.8. Entire Agreement. This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto, except as otherwise expressly provided herein. This Lease may be modified only by an agreement in writing signed by each of the parties.

        17.9. Governing Law. This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

        17.10. No Partnership. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

        17.11. Financial Information. From time to time Tenant shall promptly provide directly to prospective lenders and purchasers of the Property designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; provided, Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information. In addition, from time to time, Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any person or entity (including any entity affiliated with Landlord, except as otherwise expressly provided below) without Tenant's prior written consent, except that Landlord shall be entitled to provide such information, subject to reasonable precautions to protect the confidential nature thereof, (i) to Landlord's partners and professional advisors, solely for use in connection with Landlord's execution and enforcement of this Lease, and
(ii) to prospective lenders and/or purchasers of the Property, solely for use in connection with their bona fide consideration of a proposed financing or purchase of the Property, provided that such prospective lenders and/or purchasers are not engaged in businesses directly competitive with the business then being conducted by Tenant. For purposes of this Section, without limiting the generality of the obligations provided herein, (A) it shall be deemed reasonable for Landlord to request copies of Tenant's most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant's most recent fiscal year, accompanied by a certificate of Tenant's chief financial officer that such financial statements fairly present Tenant's financial condition as of the date(s) indicated, and (B) during any period when Tenant has a class of publicly-traded securities and is a reporting company under the Securities Exchange Act of 1934, it shall be deemed sufficient compliance with Tenant's obligations under this Section for Tenant to provide, upon Landlord's request, copies of Tenant's most recent quarterly and annual filings (and any Form 8-K filings since the most recent of such quarterly or annual filings) with the Securities and Exchange Commission.

             Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to its partners and to prospective lenders and purchasers of the Property financial information pertaining to, Tenant's financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section.

        17.12. Costs. If Tenant requests the consent of Landlord under any provision of this Lease for any act that Tenant proposes to do hereunder, including, without limitation, assignment or subletting of the Premises, Tenant shall, as a condition to doing any such act and the receipt of such consent, reimburse Landlord promptly for any and all reasonable costs and expenses incurred by Landlord in connection therewith, including, without limitation, reasonable attorneys' fees.

        17.13. Time. Time is of the essence of this Lease, and of every term and condition hereof.

        17.14. Rules And Regulations. Tenant shall observe and obey such non-discriminatory rules and regulations as Landlord may promulgate from time to time for the safety, care, cleanliness, order and use of the Premises, the Building and the Property, provided that any such rules and regulations shall not unreasonably interfere with Tenant's access to, or use of, the Premises.

        17.15. Brokers. Landlord and Tenant each represents and warrants to the other that no broker participated in the consummation of this Lease, and each agrees to indemnify, defend and hold the other party harmless against any liability, cost or expense, including, without limitation, reasonable attorneys' fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by the indemnifying party with any such other broker or other claimant.

        17.16. Memorandum Of Lease. At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so elects, both parties agree to cooperate in the preparation, execution, acknowledgment and recordation of such document in reasonable form.

        17.17. Corporate Authority. Each of the persons signing this Lease on behalf of Landlord and Tenant, respectively, warrants that he or she is fully authorized to do so and, by so doing, to bind Landlord or Tenant, as applicable.

        17.18. Execution and Delivery. Submission of this Lease for examination or signature by Tenant does not constitute an agreement or reservation of or option for lease of the Premises. This instrument shall not be effective or binding upon either party, as a lease or otherwise, until executed and delivered by both Landlord and Tenant. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each such counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

        17.19. Stock Warrants. As a material inducement to Landlord's execution of this Lease, within thirty (30) days after mutual execution of this Lease Tenant shall deliver to Landlord, subject to compliance with all applicable securities laws, a warrant or warrants, registered in the name(s) of Landlord or its designee(s) (provided that such designee(s) are partners of Landlord or are shareholders, members or affiliates, directly or indirectly, of Landlord or of one or more of its partners or are approved in writing by Tenant, which approval shall not be unreasonably withheld or delayed) and in form and substance reasonably satisfactory to Landlord, providing for the purchase of an aggregate of Twenty-Five Thousand (25,000) shares of Tenant's common stock. Such warrants shall have an exercise price equal to one hundred twenty-five percent (125%) of the closing market price of Tenant's common stock on the date of mutual execution of this Lease, shall include reasonable registration rights and shall be exercisable at any time up from the First Commencement Date until the seventh (7th) anniversary of the date of mutual execution of this Lease.

             IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.


          "Landlord"                                      "Tenant"

HAYWARD POINT EDEN I LIMITED                 ARADIGM CORPORATION, a California
PARTNERSHIP, a Delaware limited              corporation
partnership

By:     Slough Point Eden Inc., a Delaware   By:
        corporation, Its General Partner        --------------------------------
                                                 Richard P. Thompson, President

        By:
           -------------------------------   By:
                                                -------------------------------
        Its:                                    Norman Halleen, VP Finance and
            ------------------------------      CFO

                                    EXHIBITS


                   EXHIBIT A       Location of Premises

                   EXHIBIT B       Real Property Description

                   EXHIBIT C       Construction

                   EXHIBIT D       Acknowledgment of Third Commencement Date

                                                                       EXHIBIT A



                              LOCATION OF PREMISES

                                     [MAP]

                            REAL PROPERTY DESCRIPTION


Improved real property located in the City of Hayward, County of Alameda, State of California, more particularly described as follows:

Lots 2, 3, 4, 5 and 7, Tract 4019, filed June 28, 1979, Map Book 110, Pages 97, 98 and 99, Alameda County Records.

Subject to easements, restrictions and other matters of record affecting title.








































                                           EXHIBIT B

                                  CONSTRUCTION


        Landlord, at its sole cost and expense, shall undertake and diligently complete, subject to delays for causes beyond its reasonable control, construction of tenant improvements in the First Space, Second Space and Third Space in accordance with plans and specifications to be mutually approved by Landlord and Tenant, which approval shall not be unreasonably withheld or delayed; provided, however, that the parties may by mutual agreement, as contemplated below and in Section 2.4(c) of the Lease, determine instead that Tenant will contract for the design and/or construction of the tenant improvements subject to reimbursement by Landlord to the extent provided below. The contemplated tenant improvements under Section 2.4 and this Exhibit C shall also include the proposed linkage between Buildings G and E, subject to receipt of required approvals from applicable governmental authorities, and the entire direct costs (as described below) of such linkage shall be chargeable against the Tenant Improvement Allowance (as defined below) or, to the extent they exceed (in combination with the other tenant improvements) the Tenant Improvement Allowance, shall be payable by Tenant as set forth below.

        All such work hereunder shall be performed in a neat and workmanlike manner and shall conform to all applicable governmental codes, laws and regulations in force at the time such work is completed. Landlord and Tenant shall both use their best endeavors to develop, review and approve all working drawings, final drawings, specifications, changes (if applicable) and other matters promptly, diligently and within such time periods as may be reasonably requested by the other party or by the architects, contractors and other professionals engaged in the design and construction of the work.

        Landlord has agreed to provide a tenant improvement allowance of up to Seventy Dollars ($70.00) per square foot, or Two Million Eight Hundred Twenty-Seven Thousand Ninety Dollars ($2,827,090) in the aggregate for the 40,387 square feet of space in the Premises, for the tenant improvements described in the initial paragraph hereof (the "Tenant Improvement Allowance"). The total direct costs of design and construction of the tenant improvement work in the Premises under Section 2.4 and this Exhibit C, including, but not limited to, payments to contractors or subcontractors for labor, materials and profits or overhead, permit fees and charges, sales and use taxes, testing and inspection costs, architects', engineers' and other consulting and professional fees, costs of power, water and other utilities and of collection and removal of debris, and all other related costs incurred in connection with the design and construction of the tenant improvement work (collectively, "Direct Costs"), shall be chargeable against the Tenant Improvement Allowance and shall result in an obligation of Tenant to pay Additional Rent pursuant to Section 3.1(c) of the Lease. All such Direct Costs of the tenant improvements, as incurred and payable from time to time, shall be payable eighty percent (80%) by Landlord (and charged against the Tenant Improvement Allowance) and twenty percent (20%) by Tenant, until (if ever) the aggregate amounts expended by Landlord for such Direct Costs have reached the maximum Tenant Improvement Allowance. Tenant's 20% share of such Direct Costs shall be payable by Tenant, and any such Direct Costs in excess of the Tenant Improvement Allowance shall be payable solely by Tenant, each within thirty (30) days after written request by Landlord accompanied by evidence reasonably satisfactory to Tenant of the nature and amount of the expense or work for which such payment is requested; provided, however, that Tenant shall have no liability for Direct Costs or excess Direct Costs to the extent such Direct Costs are attributable to changes in the Approved Plans and Specifications (as hereinafter defined) for which Tenant's approval was required under this Exhibit C and which were nevertheless implemented without Tenant's approval. Notwithstanding any contrary provisions contained in the Lease, Landlord agrees that Tenant shall have no obligation to remove, at the expiration of the term of the lease, any improvements constructed by Landlord pursuant to this Exhibit C.

        The general contractor for the tenant improvements shall be any licensed and qualified general contractor selected by Tenant, subject to written approval by Landlord (which approval shall not be unreasonably withheld or delayed). The architect for the tenant improvements ("Architect") shall be any licensed and qualified architect selected by Tenant, subject to written approval by Landlord (which approval shall not be unreasonably withheld or delayed). The costs and fees of Architect with respect to the tenant improvements (but not any such fees with respect to the building

                             EXHIBIT C (PAGE 1 OF 2)
shell or any common area improvements) shall be Direct Costs of the tenant improvements and, to the extent paid by Landlord, shall be chargeable against the Tenant Improvement Allowance. Landlord and Tenant shall determine by mutual agreement whether the contracts with Architect, with the general contractor for the tenant improvements and with other consultants or professionals with respect to the tenant improvements shall be entered into by Landlord or Tenant. If such contracts are entered into by Tenant, then (i) Section 2.4(c) of the Lease shall define Landlord's obligations with respect to the work performed under such contracts and (ii) to the extent Landlord is responsible under this Exhibit C for the costs incurred under such contracts, Landlord shall make payments to Tenant or to the applicable parties providing goods and services, as Landlord and Tenant may agree, on a monthly or other regular basis, subject to receipt of such invoices, lien releases, certifications and other documentation as Landlord may reasonably require.

        Landlord and Tenant shall jointly cause Architect to prepare initial plans and specifications for the tenant improvements in the Premises, which plans and specifications shall be mutually approved (such approval not to be unreasonably withheld or delayed) by Landlord and Tenant (the "Approved Plans and Specifications"). Landlord and Tenant shall then jointly cause Architect to produce detailed working drawings, based on the Approved Plans and Specifications, for submission to the City of Hayward for building permit approval. Any material changes from the Approved Plans and Specifications shall be subject to mutual approval (not unreasonably withheld or delayed) by Landlord and Tenant, provided, however, that any changes required from time to time in the Approved Plans and Specifications, working drawings and/or final plans and specifications as a result of applicable law or governmental requirements, or at the insistence of any other third party whose approval may be required with respect to such improvements, or as a result of unanticipated conditions encountered in the course of construction, may be implemented by Landlord after prior notice to Tenant (if Landlord is the contracting party who is responsible for construction of the applicable improvements), but shall not require Tenant's approval or consent.

        All material subcontracts for the tenant improvements shall be competitively bid under the joint direction of Landlord and Tenant, except as otherwise provided herein. Landlord and Tenant shall consult with one another regarding all design and cost matters relating to the tenant improvements, including (but not limited to) bidding of material subcontracts as described in the preceding sentence, and both parties shall have access on an "open book" basis to all bids, contracts and other cost-related information regarding the tenant improvements. Without limiting the generality of the foregoing, cost aspects of any changes requested by Tenant from time to time in the Approved Plans and Specifications, working drawings and/or final plans and specifications shall be subject to mutual approval by Landlord and Tenant; cost aspects of any changes required from time to time in the Approved Plans and Specifications, working drawings and/or final plans and specifications as a result of applicable law or governmental requirements, or at the insistence of any other third party whose approval may be required with respect to such improvements, or as a result of unanticipated conditions encountered in the course of construction, shall not require Tenant's approval or consent, but Tenant shall at all times have access to the details of the cost aspects of such changes (including estimates and actual expenses) for information purposes. Notwithstanding any other provisions of this paragraph, however, to the extent Tenant contracts directly with the general contractor for any of the tenant improvements, Tenant shall not be required to obtain Landlord's prior approval of or joint participation in the bidding of material subcontracts to the extent Tenant reasonably determines that such prior approval or joint participation is impractical as a result of the construction timetable and timing requirements for the work contracted for by Tenant; but Tenant shall nevertheless keep Landlord as fully informed as the circumstances reasonably permit and shall in all events provide Landlord with full "open book" access at all reasonable times, on request by Landlord, to all bids, contracts and other information relating to the tenant improvements contracted for by Tenant.


                             EXHIBIT C (PAGE 2 OF 2)

                    ACKNOWLEDGMENT OF THIRD COMMENCEMENT DATE


        This Acknowledgment is executed as of _________________, 200__, by HAYWARD POINT EDEN I LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and ARADIGM CORPORATION, a California corporation ("Tenant"), pursuant to Section 2.5 of the Lease dated July 1, 2000 between Landlord and Tenant (the "Lease") covering premises located at 3930 Point Eden Way, Hayward, CA 94545 (the "Premises").

        Landlord and Tenant hereby acknowledge and agree as follows:

        1. The Third Commencement Date under the Lease is _______________,
200__.

        2. The termination date under the Lease shall be May 1, 2014, subject to any applicable provisions of the Lease for any early termination thereof.

        3. The square footage of the Premises is 40,387 square feet.

        4. The final amount of the Tenant Improvement Allowance expended by Landlord for tenant improvements for the Premises is $_______________. Based on that cost, the applicable monthly Additional Rent required under Section 3.1(c) of the Lease is as follows: $_______________. [If the foregoing information is not available at the date of execution of this Acknowledgement, the necessary determinations shall be made by the parties at such time as the information becomes available in accordance with the terms of the Lease and shall be reflected in a letter agreement or other appropriate written instrument between the parties.]

        5. Tenant has accepted all of the Premises and acknowledges the satisfactory completion of all improvements therein (if any) required to be made by Landlord, subject only to any applicable "punch list" or similar procedures specifically provided under the Lease.

        EXECUTED as of the date first set forth above.


          "Landlord"                                      "Tenant"

HAYWARD POINT EDEN I LIMITED                 ARADIGM CORPORATION, a California
PARTNERSHIP, a Delaware limited              corporation
partnership

By:     Slough Point Eden Inc., a Delaware   By:
        corporation, Its General Partner        -------------------------------
                                                Norman Halleen, VP Finance and
                                                CFO
        By:
           -------------------------------

        Its:
            ------------------------------



                                    EXHIBIT D